FORM 5	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response. . . . 0.5
___ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). ___ Form 3 Holdings Reported ___ Form 4 Holdings Reported
1. Name and Address of Reporting Person (Last) (First) (Middle) Minch, Jeffrey L.	2. Issuer Name and Tickler or Trading Symbol Littlefield Corporation (LTFD)		6. Relationship of Reporting Person(s) to Issuer (Check all applicable) ___ Director _X_ 10% Owner _X_ Officer (give title below) ___ Other (specify below) ____President/CEO____
(Street) 816 Congress avenue, Suite 1250 (City) (State) (Zip) Austin, Texas 78701	3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)	4. Statement for Month/Year Year 2000
		5. If Amendment, Date of Original (Month/Year)	7. Individual or Joint/Group Filing (Check Applicable Line) _X_ Form filed by One Reporting Person ___ Form filed by More than One Reporting Person

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of Security (Instr. 3)	2. Transaction Date (Month/Day/Year)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Year (Instr. 3 and 4)	6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
		Code	V	Amount	(A) or (D)	Price
Common Stock	02/23/00	P		9,500	A	1.0400		D
Common Stock	03/07/00	P		3,000	A	1.0000		D
Common Stock	03/21/00	P		1,400	A	1.0312		D
Common Stock	03/22/00	P		10,000	A	1.0016		D
Common Stock	03/22/00	P		3,500	A	1.0032		D
Common Stock	03/30/00	P		6,000	A	1.0313		D
Common Stock	04/05/00	P		10,800	A	1.0000		D
Common Stock	04/05/00	P		65,000	A	1.0200		D
Common Stock	04/06/00	P		5,600	A	1.0400		D
Common Stock	04/18/00	P		45,300	A	1.0300		D
Common Stock	04/25/00	P		55,000	A	1.1313		D
Common Stock	04/28/00	P		9,000	A	1.0313		D
Common Stock	05/01/00	P		35,000	A	1.1180		D
Common Stock	05/02/00	P		20,000	A	1.1050		D
Common Stock	05/02/00	P		1,400	A	1.1400		D
Common Stock	05/03/00	P		17,500	A	1.2500		D
Common Stock	05/05/00	P		18,700	A	1.3213		D
Common Stock	05/10/00	P		5,000	A	1.2813		D
Common Stock	05/11/00	P		3,500	A	1.2813		D
Common Stock	05/24/00	P		200	A	1.2500		D
Common Stock	05/31/00	P		9,000	A	1.2500		D
Common Stock	06/02/00	P		4,700	A	1.3200		D
Common Stock	06/05/00	P		1,000	A	1.2500		D
Common Stock	06/07/00	P		900	A	1.3000		D
Common Stock	06/08/00	P		1,000	A	1.4688		D
Common Stock	06/08/00	P		800	A	1.4600		D
Common Stock	06/09/00	P		500	A	1.6875		D
Common Stock	06/09/00	P		5,000	A	1.6250		D
Common Stock	06/09/00	P		600	A	1.6875		D
Common Stock	06/09/00	P		2,500	A	1.6875		D
Common Stock	06/09/00	P		600	A	1.6875		D
Common Stock	06/09/00	P		4,000	A	1.6250		D
Common Stock	06/09/00	P		1,900	A	1.5850		D
Common Stock	06/09/00	P		1,000	A	1.5590		D
Common Stock	06/12/00	P		6,100	A	1.5625		D
Common Stock	06/12/00	P		3,300	A	1.6250		D
Common Stock	06/13/00	P		1,100	A	1.5938		D
Common Stock	06/13/00	P		3,000	A	1.5938		D
Common Stock	06/13/00	P		1,100	A	1.6250		D
Common Stock	06/13/00	P		1,000	A	1.6563		D
Common Stock	06/13/00	P		3,800	A	1.6250		D
Common Stock	06/13/00	P		10,000	A	1.6563		D
Common Stock	06/13/00	P		4,000	A	1.7200		D
Common Stock	06/14/00	P		10,000	A	1.6250		D
Common Stock	06/14/00	P		10,600	A	1.6875		D
Common Stock	06/15/00	P		3,300	A	1.7900		D
Common Stock	06/15/00	P		10,000	A	1.6875		D
Common Stock	06/15/00	P		10,000	A	1.7500		D
Common Stock	06/15/00	P		10,000	A	1.7500		D
Common Stock	06/16/00	P		16,000	A	1.7400		D
Common Stock	06/16/00	P		10,000	A	1.8750		D
Common Stock	06/16/00	P		4,000	A	1.8125		D
Common Stock	06/19/00	P		5,000	A	1.8125		D
Common Stock	06/19/00	P		5,000	A	1.8125		D
Common Stock	06/19/00	P		5,000	A	1.8820		D
Common Stock	06/19/00	P		5,000	A	1.7500		D
Common Stock	06/20/00	P		8,000	A	1.6875		D
Common Stock	07/11/00	P		5,000	A	1.5600		D
Common Stock	07/12/00	P		10,000	A	1.3750		D
Common Stock	07/14/00	P		10,000	A	1.5900		D
Common Stock	07/21/00	P		10,000	A	1.5000		D
Common Stock	07/31/00	P		3,400	A	1.5000		D
Common Stock	07/31/00	P		87,500	A	1.3750		D
Common Stock	08/02/00	P		10,000	A	1.5550		D
Common Stock	08/03/00	P		21,500	A	1.6410		D
Common Stock	08/14/00	P		10,000	A	1.4200		D
Common Stock	08/16/00	P		10,000	A	1.5000		D
Common Stock	08/16/00	P		2,500	A	1.5625		D
Common Stock	08/17/00	P		10,000	A	1.6000		D
Common Stock	08/17/00	P		5,000	A	1.7400		D
Common Stock	08/18/00	P		10,000	A	1.6875		D
Common Stock	08/21/00	P		5,000	A	1.6600		D
Common Stock	08/21/00	P		5,000	A	1.6250		D
Common Stock	08/22/00	P		5,000	A	1.6875		D
Common Stock	08/22/00	P		10,000	A	1.7350		D
Common Stock	08/23/00	P		20,000	A	1.7470		D
Common Stock	08/24/00	P		60,000	A	1.7666		D
Common Stock	08/25/00	P		21,000	A	1.8000		D
Common Stock	08/29/00	P		2,500	A	1.8125		D
Common Stock	08/30/00	P		5,000	A	1.9375		D
Common Stock	08/30/00	P		5,000	A	1.8700		D
Common Stock	08/31/00	P		4,000	A	2.2500		D
Common Stock	08/31/00	P		4,000	A	1.9375		D
Common Stock	09/01/00	P		5,000	A	2.1250		D
Common Stock	09/01/00	P		4,000	A	2.1200		D
Common Stock	09/21/00	A		100,000	A	0.0000		D
Common Stock	10/05/00	P		16,500	A	1.9900		D
Common Stock	10/06/00	P		5,300	A	2.1250		D
Common Stock	10/06/00	P		10,000	A	2.1250		D
Common Stock	10/06/00	P		10,000	A	2.0875		D
Common Stock	10/10/00	P		10,000	A	2.0800		D
Common Stock	10/11/00	P		10,000	A	1.9688		D
Common Stock	10/13/00	P		5,000	A	2.0000		D
Common Stock	10/13/00	P		5,000	A	2.0800		D
Common Stock	11/03/00	P		56,000	A	2.0100		D
Common Stock	11/09/00	P		25,000	A	1.9950		D
Common Stock	11/10/00	P		25,000	A	2.0000		D
Common Stock	11/13/00	P		5,000	A	2.0000		D
Common Stock	11/14/00	P		10,000	A	2.0800		D
Common Stock	11/15/00	P		3,000	A	2.0000		D
Common Stock	11/30/00	P		25,000	A	1.9420		D
Common Stock	11/30/00	P		4,000	A	1.9920		D
Common Stock	12/01/00	P		33,000	A	1.9990		D
Common Stock	12/06/00	P		50,000	A	1.7500		D
Common Stock	12/15/00	P		6,600	A	1.7800		D
Common Stock	12/19/00	P		16,500	A	1.8125		D
Common Stock	12/22/00	P		4,000	A	1.6875		D
Common Stock	12/22/00	P		1,000	A	1.6250		D
Common Stock	12/22/00	P		3,000	A	1.8125	2,525,900	D

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr.3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/Day/Year)	4. Transaction Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)		6. Date Exerciseable and Expiration Date (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)	10. Ownership Form of Derivative Securities Beneficially Owned at End of Month (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	(A)	(D)	Date Exercisable	Expiration Date	Title	Amount or Number of Shares
** No Derivative Securities Acquired, Disposed of, or Beneficially Owned **

Explanation of Responses:

/s/ Jeffrey L. Minch
**Signature of Reporting Person

February 08, 2000
Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure